        Portions of this Exhibit 10.2 have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.

           COLLABORATIVE RESEARCH, DEVELOPMENT, AND LICENSE AGREEMENT

         This COLLABORATIVE RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT ("Agreement"), made as of February 12th, 1997, by and among SANKYO COMPANY, LIMITED, a Japanese Corporation whose principal place of business is situated at 5-1, Nihonbashi-Honcho, 3-chome, Chuo-ku, Tokyo 103, Japan ("SANKYO"), MRC COLLABORATIVE CENTRE whose principal place of business is situated at 1-3 Burtonhole Lane, Mill Hill, London NW7 1AD, England ("MRC CC"), and ONCOGENE SCIENCE, INC., a Delaware corporation whose principal place of business is situated at 106 Charles Lindbergh Boulevard, Uniondale, New York 11553, U.S.A. ("OSI").

                                   WITNESSETH:

         WHEREAS, OSI has certain proprietary technology for identifying the effect of compounds on genes and gene products which is useful in the process of developing products for the treatment of human diseases;

         WHEREAS, MRC CC has expertise in the area of antiviral drug discovery and, in particular, has developed the technology and skills (including animal models), and has facilities to work with live viruses at containment levels 2 and 3, in order to discover and profile lead compounds; and

         WHEREAS, SANKYO is a fully-integrated Japanese pharmaceutical company which discovers, develops, manufactures, markets and sells pharmaceutical products.

         WHEREAS, SANKYO, MRC CC and OSI wish to collaborate in research to identify and develop anti-influenza drugs.

         NOW, THEREFORE, in view of the forgoing premises which are hereby incorporated as part of this Agreement and in consideration of the mutual covenants herein contained, the parties agree as follows:

1.       Definitions

         The following terms as used in this Agreement shall have the meanings set forth in this Article:

   1.1 "Affiliate" means, in respect of a party hereto, any corporation or other legal entity owning, directly or indirectly, fifty percent or more of the voting capital shares or similar voting securities of said party; any corporation or other legal entity fifty percent or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by said party; or any corporation or other legal entity fifty percent or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by a corporation or other legal entity which owns, directly or indirectly, fifty percent or more of the voting capital shares or similar voting securities of said party.

   1.2 "Allocated Overhead" means the amount of overhead, including general and administrative costs, determined in accordance with generally accepted accounting principles, incurred by OSI or MRC CC, as the case may be, and allocated to the Research Program in the same proportion that the total man-hours of work performed in the Research Program bears to the total man-hours of work performed in all OSI or MRC CC, as the case may be, research programs, or such other customary allocation basis or overhead recovery basis that may be agreed in writing between the parties.

   1.3 "Approved Compound" means a Candidate Compound which satisfies the Approved Compound Criteria and is designated as an Approved Compound by the Research Committee pursuant to section 3.2.

   1.4 "Approved Compound Criteria" means the detailed scientific and economic criteria agreed upon by the Research Committee for determining whether Compound is suitable for initiation of Phase I human clinical trials.

   1.5 "Candidate Compound" means each Compound which the Research Committee has determined satisfies the Candidate Compound Criteria and thus is suitable for presentation to SANKYO for further preclinical studies.

   1.6 "Candidate Compound Criteria" means the detailed scientific criteria agreed upon by the Research Committee for determining whether a Compound is suitable for initiation of further preclinical studies.

   1.7 "Compound" means any compound or derivative thereof, the use of which in connection with an Identified Target has been identified or discovered in the course of conducting the Research Program.

   1.8 "Confidential Information" means all information about any aspect of MRC CC, OSI and SANKYO, as the case may be, which is disclosed by such party (the "disclosing party") to another party (the "receiving party") pursuant to this Agreement and designated "Confidential" in writing by the disclosing party at the time of disclosure (or, if disclosed orally, within ten (10) days thereafter) to the extent that such information as of the date of disclosure is not (i) known to the other parties to this Agreement other than by virtue of a prior or contemporaneous confidential disclosure by the disclosing party or (ii) disclosed in the published literature, or otherwise generally known to the public, or (iii) obtained from a third party that has no obligation of confidentiality to the disclosing party in respect of such information. Each party's Confidential Information shall also include all Technology Improvements of such party.

   1.9 "Contract Period" means the period for conducting the Research Program defined in Article 2.6, unless earlier terminated as hereinafter set forth in this Agreement, provided, however, such period shall not apply to nor limit the term of the licenses granted SANKYO hereunder.

   1.10 "Effective Date" means the date as of which this Agreement is made as stated on page 1 hereof.

   1.11  "Event of Termination" has the meaning set forth in Section 8.2.

   1.12 "Field" means prevention and treatment of influenza and such other disease targets in human patients as may be mutually agreed to by the parties.

   1.13  "Funding Payments" has the meaning set forth in Section 2.7.1.

   1.14 "Identified Target" means a Target which has been the subject of research carried out under the Research Program. The initial Identified Targets are set forth in Schedule "A" and "B", as it may be modified from time to time.

   1.15 "Internal Project Costing" shall mean OSI's or MRC CC's total actual research costs, in carrying out the Research Program, plus Allocated Overhead, plus Unallocated Overhead.

   1.16 "Joint Technology Improvements" means Joint Technology Improvements as defined in Section 1.33.

   1.17  "License Agreement" means a license agreement as described in Section
         3.4.1 with respect to an Approved Compound to be developed as a Product.

   1.18 "Materials" means the biochemical, biological or synthetic chemical materials as described in section 2.10.4.

   1.19  "MRC CC Technology" means Technology that is or was;

         (a) developed by employees of or consultants to, MRC CC alone or jointly with third parties, other than OSI or SANKYO, prior to the Effective Date of this Agreement or in the course of activities not related to the Research Program; or

         (b) acquired by purchase, license, assignment or other means from third parties by MRC CC prior to the Effective Date of this Agreement or since that date that would not otherwise be part of Joint Technology Improvements, but only to the extent that MRC CC is legally entitled to disclose such acquired Technology and use it in the Research Program.

   1.20 "Net Sales" means the actual gross sales amount of the Products sold by SANKYO or any Affiliates or sublicensees of SANKYO to customers less the following items;

         (a) Trade, cash and quantity discounts (including prime vendor rebates actually allowed);

         (b) Broker's or agent's commissions, if any, actually allowed or paid;

         (c) Returns, allowances, free replacements and adjustments actually granted customers;

         (d) Freight insurance and other transportation costs;

         (e) Taxes paid by SANKYO or any Affiliates or sublicensees of SANKYO in association with the sale of the Products, tariffs, duties and other similar governmental charge.

   1.21  "OSI Technology" means Technology that is or was;

         (a) developed by employees of or consultants to, OSI alone or jointly with third parties, other than SANKYO or MRC CC, prior to the Effective Date of this Agreement or in the course of activities not related to the Research Program; or

         (b) acquired by purchase, license, assignment or other means from third parties by OSI prior to the Effective Date of this Agreement or since that date that would not otherwise be part of Joint Technology Improvements, but only to the extent that OSI is legally entitled to disclose such acquired Technology and use it in the Research Program.

   1.22 "Patent Rights" means the patent and patent applications owned or filed by MRC CC, OSI and SANKYO, as the case may be ("MRC CC Patent Rights", "OSI Patent Rights", and "SANKYO Patent Rights"), or jointly owned or filed by MRC CC, OSI and/or SANKYO ("Joint Patent Rights"), both foreign and domestic, now existing (except in the case of SANKYO) or hereafter arising (i) in the course of conducting the Research Program or (ii) from the use of or derived from drug discovery Technology developed in the course of conducting the Research Program, which relate to the research, development, manufacture, or composition, of Compounds and derivatives thereof, or the use or sale of Compounds or Products, including, without limitation, all substitutions, extensions, Supplementary Protection Certificates, reissues, renewals, divisions, continuations, continuations in part, utility models and certificates of invention thereof.

   1.23 "Person" means any individual, estate, trust, partnership, joint venture, association, firm, corporation, company, or other legal entity.

   1.24 "Product" means (i) any pharmaceutical finished dosage forms which contains a Compound or Compounds and/or (ii) any compound or compounds sold for the treatment or prevention of any Influenza disease state and such other disease state and such other disease targets in human patients as may be mutually agreed to by the parties that employs Patent Rights, OSI Technology, MRC CC Technology, SANKYO Technology and OSI Technology Improvements, MRC Technology Improvements, SANKYO Technology Improvements or Joint Technology Improvements.

   1.25 "Quarterly Expense Report" has the meaning set forth in Section 2.7.2 hereof.

   1.26 "Research Collaboration" means the research collaboration among OSI, MRC CC and SANKYO to discover and evaluate the Compounds and to develop Products to be commercialized in the Territory pursuant to this Agreement.

   1.27  "Research Committee" has the meaning set forth in Section 2.9.

   1.28 "Research Program" means the collaborative research program conducted by SANKYO, MRC CC and OSI under this Agreement.

   1.29  "SANKYO Technology" means Technology that is or was:

               (a) developed by employees of or consultants to SANKYO alone or jointly with third parties, other than OSI or MRC CC, prior to the Effective Date of this Agreement or in the course of activities not related to the Research Program; or

               (b) acquired by purchase, license, assignment or other means from third parties by SANKYO prior to the Effective Date of this Agreement or since that date that would not otherwise be part of Joint Technology Improvements, but only to the extent that SANKYO is legally entitled to disclose such acquired Technology and use it in the Research Program.

   1.30 "Semi-Annual Expense Report" has the meaning set forth in Section 2.7.2 hereof.

   1.31 "Target" means the biochemical processes in humans related to human disease associated with the genes, gene products, receptors, peptides and proteins.

   1.32 "Technology" means and includes all tangible or intangible know-how, trade secrets, inventions (whether or not patentable), data, clinical and preclinical. results and any physical, chemical or biological materials that pertain to Identified Targets, including all laboratory notebooks, research plans, cultures, strains, vectors, genes and gene fragments and their sequences, cell lines, hybridoma cell lines, monoclonal and polygonal antibodies, proteins and protein fragments, non- protein chemical structures and methods for synthesis, structure-activity relationships, computer models of chemical structures, computer software, assay methodology, processes, materials and methods for production, recovery and purification of nature products, formulas, plans, specifications, characteristics, equipment and equipment designs, marketing surveys and plans, business plans, know-how, experience and trade secrets.

   1.33 "Technology Improvements" mean any and all inventions, discoveries, methods, ideas, works of authorship, know-how, show-how, data, clinical and preclinical results, information, and any physical, chemical or biological material, including any replication or any part of such material, techniques and Technology, whether or not patentable or subject to other forms of protection, which (i) are made, created, developed, written, conceived, or reduced to practice, or which are licensed or otherwise acquired from third parties (to the extent the agreeing party is legally enabled to disclose and use the same in the Research Program), in the course of, arising out of, derived from or as a result of any party's research (a) in the course of conducting the Research Program or (b) using drug discovery Technology developed in the course of conducting the Research Program, and (ii) pertaining to Identified Targets. Improvements includes all rights relating to the protection of trade secrets and confidential information, and any right analogues to those set forth herein, which relate to, are embodied in or are appurtenant to such discoveries, methods, ideas, etc.

         OSI, SANKYO and MRC CC shall each own the entire right, title, and interest in and to any Technology Improvements made or discovered solely by their respective employees (the "OSI Technology Improvements," "SANKYO Technology Improvements" and "MRC CC Technology Improvements") and shall own jointly all Technology Improvements made or discovered jointly by employees of two or three of such parties (the "Joint Technology Improvements"). Each party represents and agrees that all employees and other persons acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign to such party or as such party shall direct, all Technology Improvements made or developed by such employee or other person. In the case of Joint Technology Improvements, OSI, SANKYO and MRC CC agree to undertake to enforce such agreements (including, where appropriate, by legal action) considering, among other things, the commercial value of such Technology Improvements.

   1.34  "Territory" means all countries throughout the world.

   1.35 "Unallocated Overhead" those portions of overhead costs not allocated to specific projects to be calculated at ten percent of the sum of the actual research costs and the allocated overhead.

   1.36 "Valid Claim" means a claim of an issued patent so long as such claim shall not have been disclaimed by SANKYO, OSI and MRC CC, as the case may be, or shall not have been held invalid in a final decision rendered by a tribunal of competent jurisdiction from which no appeal has been or can be taken.

2.       Research Collaboration

   2.1 Research Collaboration. The parties agree to undertake the Research Collaboration pursuant to the terms of this Agreement.

   2.2 OSI's Obligations. For purposes of the Research Collaboration, OSI shall, in consultation with SANKYO, MRC CC and the Research Committee, and in accordance with the research work plan and budget set forth on Schedule "A" attached hereto, as updated and amended from time to time, conduct the Research Program during the Contract Period. Upon SANKYO's request, OSI shall transfer to SANKYO, free of charge, any and all assay systems of screening elaborated by OSI under the Research Program to have SANKYO perform its own screening tests for the Compounds arising from SANKYO's library. OSI shall provide SANKYO with any technical assistance, if necessary, to enable SANKYO to do such screening tests effectively. OSI shall only be obligated to provide the initial Materials, including necessary reagents, cell lines, clones and antibodies as described in Schedule "C" (subject to amendment as mutually agreed upon by the parties hereto), so as to enable SANKYO to commence screening. Thereafter, SANKYO shall furnish such Materials at its own expense. The rights granted hereunder shall not include any rights to the robotics technology used herein.

   2.3 MRC CC's Obligations. For purposes of the Research Collaboration, MRC CC shall, in consultation with SANKYO, OSI and the Research Committee, and in accordance with the research work plan and budget set forth on Schedule "B" attached hereto, as updated and amended from time to time, conduct the Research Program during the Contract Period. This will include the evaluation of Compounds in cell cultures and in animal models of infection.

   2.4            Exploitation of Compounds.

         2.4.1 SANKYO's Obligations. SANKYO shall contribute to the Research Collaboration, among other things, (i) by participating in screening Compounds arising from its own library, (ii) by conducting extended medicinal chemistry of the Compounds derived from OSI and SANKYO libraries, (iii) by evaluating Compounds in useful and conventional animal models to select possible Candidate Compounds and Approved Compounds, (iv) by conducting such testing as may be required for initiation of Phase I clinical trials of Approved Compounds, including but not limited to physico-chemistry, pharmacology, toxicology, ADME and other studies as required, and (v) by applying its scientific and technical expertise to problems and issues identified by the Research Committee relevant to the Research Collaboration.

                  SANKYO shall use reasonably diligent efforts to exploit any Approved Compound in respect of which it exercises its option pursuant to Article 3.3. This requirement shall be deemed satisfied if SANKYO uses the same degree of diligence it uses with respect to products developed by SANKYO outside of this

                  Agreement. If SANKYO elects to discontinue development of a Compound pursuant to the Research Program, it shall so notify OSI immediately. The parties shall discuss the possibility of SANKYO licensing the Compound to OSI. SANKYO shall not license such Compound to any other party on terms more favorable than those offered to OSI.

         2.4.2 Discontinuation of Development. If SANKYO discontinues development of all Compounds pursuant to the Research Program then SANKYO shall immediately notify OSI thereof and OSI shall have the sole and exclusive right, subject to the payment of royalties as set forth in this Article 2.4.2, to pursue development of any and all Compounds, and to develop, make, have made, use, and sell Products containing any Compound, provided, however, this clause shall not apply to any Compound which SANKYO has included in a sub-license to a third party prior to its decision to discontinue development of all Compounds.

                  No royalties, milestone payments or any other payments shall be payable by OSI to the other parties hereto with respect to such Compounds; provided, however, that (i) OSI shall pay to SANKYO a royalty at the rate of ** of the Net Sales of OSI for each Product derived from such Compound, the manufacture, use or sale of which is covered by a Valid Claim of the Patent Rights, which royalty OSI shall continue to pay in each applicable country until the expiration of the last Valid Claim under the Patent Rights applicable to such Product expires in such

-----------------------
** This portion redacted pursuant to a request for confidential treatment.

                  country or (ii) OSI shall pay to SANKYO a royalty at the rate of ** of the Net Sales of OSI for each Product derived from such Compound which not covered by a Valid Claim under the Patent Rights, which royalty OSI shall continue to pay in each applicable country for ten (10) years from the date of first commercial sale of such Product in each such country.

                  This Article 2.4.2 shall survive the expiration or prior termination of this Agreement.

   2.5            Mutual Obligations.

         2.5.1 Evaluation and Information Exchange. OSI, MRC CC and SANKYO shall cooperate in good faith in the evaluation of Compounds. In the furtherance of such cooperation, OSI, MRC CC and SANKYO shall, free of charge, exchange research, development, pre-clinical, clinical, regulatory and other technical information relating to the Research Collaboration and the development of Products during the Contract Period. Written quarterly scientific reports shall be prepared by all parties within thirty (30) days after the end of each three (3) month period during the term of the Research Collaboration. In addition, joint technical meetings shall be held in accordance with Section 2.9.2 hereof.

         2.5.2 Exclusive Collaboration. During the Contract Period, OSI, MRC CC and SANKYO agree that the Research Program shall be the exclusive mechanism for research and development of Compounds and Products in the anti-influenza area for commercialization in the Territory.

-----------------------
**  This portion redacted pursuant to a request for confidential treatment.

   2.6 Contract Period. The Contract Period shall commence on the Effective Date, and shall expire on the third anniversary of this date, except as such term may be extended pursuant to
                  Section 2.8 hereof or terminated pursuant to Article 8.

   2.7            Research Funding and Expense Reports.

         2.7.1 Funding Payments by SANKYO. Subject to the terms and conditions set forth herein, in pursuit of the Research Collaboration, SANKYO agrees to bear the actual costs and expenses (including applicable overhead costs) incurred by OSI and MRC CC in order to conduct the anti-influenza research and development work under the Research Collaboration up to an aggregate of ** U.S. Dollars to OSI and ** U.K. pounds to MRC CC over a three (3) year period, payable in quarterly installments in accordance with the research work plan and budget set forth on Schedule "A" and "B" attached hereto, commencing with the first quarterly payment within (30) days of the Effective Date. Each subsequent quarterly payment shall be made by SANKYO not less than thirty (30) days prior to the commencement of each calendar quarter during such three (3) year period in accordance with the research work plan and budget set forth on Schedule "A and B" attached hereto. All quarterly payments to be made by SANKYO under this Section shall be made by bank wire transfer in immediately available funds to the receiving party's account as notified pursuant to
                  Article 10, unless the receiving party otherwise notifies SANKYO in writing at least fourteen (14) days before such payment is due.

-----------------------
**  This portion redacted pursuant to a request for confidential treatment.

                  All payments due OSI shall be paid in United States Dollars, all payments due MRC CC shall be paid in Pounds Sterling. If any payment due hereunder is denominated or calculated in or relation to any currency other than United States Dollars or Pound Sterling, the exchange rate quoted by a major bank in Tokyo from which SANKYO remits such payment to OSI and MRC CC on the day of such remittance shall apply.

                  Notwithstanding any provision herein to the contrary, SANKYO shall have no obligation to make any payment hereunder in the event any of the other par-ties hereto are in material breach of their obligations hereunder or have otherwise failed to perform the Research Program.

         2.7.2 Reports by OSI and MRC CC. Within forty-five (45) days after the end of each calendar quarter during the Contract Period, OSI and MRC CC shall each forward to SANKYO a written progress report of estimated expenses (a "Quarterly Expense Report") for the Research Collaboration. Each Quarterly Expense Report shall include personnel time expended on the project sorted by functional area and actual costs and Allocated Overhead and Unallocated Overhead for that quarterly period. Within sixty
                  (60) days of the end of each six (6) month period within a project year (ending on September 30 and March 31, respectively, of each project year), OSI and MRC CC shall each provide a more detailed report of project expenses (a "Semi-Annual Expense Report") using OSI's and MRC CC's Internal Project Costing system. Each Semi-Annual Expense Report shall set forth OSI's and MRC CC's standard project expense categories which currently include salaries and related employee benefits, cost center expenses for direct project personnel, direct project expenses (collected in a dedicated cost center), indirect research expenses, allocations of support services (which include facilities, information systems and other central services), and allocations of corporate general and administrative overhead. The Semi-Annual Expense Report shall replace the Quarterly Expense Reports for the calendar quarters ending on September 30 and March 31, respectively, of each project year, and no Quarterly Expense Report shall be required for such quarters. Upon the giving of fourteen (14) days' prior written notice, a SANKYO designated independent certified public accountant, at the expense of SANKYO, may inspect the supporting documentation for any Quarterly Expense Report and/or Semi-Annual Expense Report. Such inspection shall take place at OSI's and MRC CC's corporate offices. One
                  (1) inspection may be requested per each six (6) month period within a project year. The inspection for any semi-annual period may be requested at any time within a period of one (1) year following receipt of the Semi-Annual Expense Report by SANKYO. However, if such inspection uncovers an understatement or overstatement of five percent (5%) or greater due to an error in the application of the OSI's and MRC CC's project costing system or a material deficiency in other supporting documentation, then SANKYO may request up to two (2) additional inspections for review, and OSI or MRC CC, as the case may be, shall reimburse SANKYO for the cost of said audit and make good any understatement. In addition, OSI or MRC CC, as the case may be, shall undertake appropriate steps to remedy the reoccurrence of any such error or deficiency. The principles and procedures established for OSI's and MRC CC's project cost system shall be used to determine and calculate project expenses.

         2.7.3 Additional Option. On SANKYO's request, OSI will use commercially reasonable efforts to conduct mechanism of action studies in the laboratory of Dr. ** and Drs. ** and ** at an estimated cost of ** US Dollars ** .

                  On SANKYO's request, OSI will conduct high speed combinatorial chemistry analoging on up to four (4) lead series emerging from the screens at an estimated cost of ** US Dollars ** . Three months notice will be required for the initiation of chemistry resources.

2.8 Extension of the Contract Period. In the event that OSI, MRC CC and SANKYO agree at any time prior to three (3) months before the expiration of the initial Contract Period, the Contract Period shall be extended for an additional one (1) or two (2) years upon terms and conditions mutually acceptable to OSI, MRC CC and SANKYO. Research funding to be borne by SANKYO for this extended period shall not exceed an aggregate of ** US Dollars ** a year for the activities of OSI and MRC CC.

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** This portion redacted pursuant to a request for confidential treatment.

2.9               Joint Collaborative Research Committee ("Research Committee").

         2.9.1 Establishment of the Research Committee. A Joint Collaborative Research Committee ("Research Committee") shall be established to supervise and manage the Research Collaboration. The Research Committee shall consist of six (6) members, with three (3) designees from SANKYO, two (2) designees from OSI and one (1) designee from MRC CC. In the event any member of the Research Committee shall resign or be replaced, OSI or MRC CC or SANKYO, as the case may be, may designate a replacement and shall provide the other party with advance notice thereof. The designated members may, where appropriate, be accompanied by company scientists for the purpose of presenting the results of the Research Program. OSI or MRC CC or SANKYO reserve the right to designate one alternate member who may attend any Research Committee meeting that the original designate is unable to attend.

         2.9.2 Research Committee Meetings/Tasks. The Research Committee shall meet at least three (3) times per year during the Contract Period and at least once during the year following the completion or termination of the Contract Period. The location of such meetings shall alternate among OSI's office in Uniondale, MRC CC's office in London and SANKYO's offices in Tokyo. Any additional meetings shall be at times and places agreed to by OSI, MRC CC and SANKYO and may be conducted by telephone, or in any other manner as the parties shall agree. At its meetings, the Research Committee will discuss the annual Research Program objectives, review and discuss patent status, monitor progress of the

                  Research Program, and discuss and direct objectives, tasks and required activities of the Research Collaboration. The Research Committee meetings shall also act as the initial forum for any disputes which might arise under the Research Collaboration. The Research Committee shall establish Candidate Compound Criteria as well as Approved Compound Criteria. The detailed minutes of all joint technical meetings shall be distributed within thirty (30) days after such meetings.

         2.9.3 Chair. The Research Committee shall be chaired by one of the members appointed by SANKYO. The co-chair shall be appointed by OSI. The chair and co-chair shall work together to establish the agenda for meetings and to coordinate the Research Program and follow-up actions.

         2.9.4 Voting. All decisions of the Research Committee shall be made by majority vote of the members comprising OSI, MRC CC and SANKYO. In the event of a tie vote the Chair shall have a casting vote.

2.10              Records and Reports.

         2.10.1 Record Keeping. OSI, MRC CC and SANKYO shall each maintain records in sufficient detail and in good scientific manner appropriate for patent purposes and as will properly reflect all work done and results achieved in the performance of the Research Program (including all data in the form required under any applicable governmental regulations). OSI, MRC CC and SANKYO shall each provide the other with the right to inspect and copy such records to the extent reasonably required for the performance of its obligations under this Agreement;

                  provided that each party shall maintain such records and the information of the other contained therein in confidence in accordance with Article 4 below and shall not use such records or information except to the extent otherwise permitted by this Agreement.

         2.10.2 Quarterly Summary Reports. During the Research Program, each party shall furnish to the Research Committee and the other party summary reports within fifteen (15) days after the end of each three (3) month period, commencing on the Effective Date, describing its progress under the Research Program.

         2.10.3 Annual Reports. At least thirty (30) days prior to each annual Research Committee administrative meeting, each party shall separately prepare and submit to the Research Committee and the other party a concise written report which shall (i) summarize the work on the Research Program performed in the course of the past year; (ii) list the Compounds conceived, synthesized or identified during the past year; (iii) identify any Compounds that are being, or may be considered by the Research Committee as Candidate Compounds and/or Approved Compounds; (iv) briefly outline the work plan and budget for the Research Program during the ongoing year; and (v) list the Compounds to be synthesized and tested during the ongoing year. The first Research Committee meeting of each contract year will be the annual Research Committee administrative meeting.

2.11 Materials. MRC CC, OSI and SANKYO shall, during the Contract Period as a matter of course as directed by the Research Committee or upon each other's oral or written request, furnish to each other samples of biochemical, biological or synthetic chemical materials ("Materials") which are part of SANKYO Technology, OSI Technology, MRC CC Technology, SANKYO Technology Improvements, OSI Technology Improvements, MRC CC Technology Improvements or Joint Technology Improvements and which are necessary for each party to carry out its responsibilities under the Research Program. To the extent that the quantities of Materials requested by either party exceed the quantities set forth in Schedule "C", the requesting party shall reimburse the other party for the reasonable costs of such Materials if they are furnished and if reimbursement is requested.

3. Technology Disclosure Fee, Identification and Development of Compounds and Option to Develop

   3.1 Technology Disclosure Fee. SANKYO shall pay to OSI a technology disclosure fee of ** U.S. Dollars ** within thirty (30) days of the Effective Date, which will be distributed between OSI and MRC CC as they have agreed.

   3.2 Identification of Compound(s) and Presentation to SANKYO of Candidate Compounds. During the Contract Period, each party shall promptly inform the Research Committee and other parties of each Compound arising from the Research Program which it believes to be suitable for further development as a Candidate Compound. In accordance with its responsibilities under Section 2.9 hereof, the Research Committee shall meet promptly after being so informed by OSI, MRC CC and/or SANKYO in order to determine whether to designate such

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                                      -22-
         compound as a Candidate Compound. If the Research Committee votes to designate such Compound as a Candidate Compound, then SANKYO shall conduct, under the directions of the Research Committee, necessary testing for this Candidate Compound in conformity with the Approved Compound Criteria and report the results to the Research Committee and other parties as to whether SANKYO believes such Candidate Compound is suitable for consideration as an Approved Compound. In accordance with its responsibilities under Section 2.9 hereof, the Research Committee shall meet promptly after being so informed by SANKYO in order to determine whether to designate such a Candidate Compound as an Approved Compound. If SANKYO, OSI or MRC CC votes not to designate such a Candidate Compound as an Approved Compound due to lack of experimental data and the like then whichever party so votes shall provide a list of reasonable experiments to be carried out by OSI, MRC CC and/or SANKYO that can be completed within one (1) year of the date that the Research Committee voted not to designate this Candidate Compound as an Approved Compound. At the end of this one (1) year period or at such earlier time as the designated experiments have been completed, the Research Committee shall again consider whether to designate such a Candidate Compound as an Approved Compound.

   3.3 SANKYO Option to Develop Approved Compounds. SANKYO shall have the exclusive option, exercisable within one hundred eighty (180) days after the Research Committee designates a Compound as an Approved Compound, to pursue development of such Approved Compound. SANKYO shall exercise its option under this Section 3.3 by delivering to OSI and MRC CC a written notice in accordance with Article 10 hereof stating its election to develop the Approved Compound identified in such notice. Sankyo's right to pursue development hereunder shall not be limited to one Approved Compound but shall apply to any and all Compounds qualifying or designated as an Approved Compound.

3.4               License Agreement and Milestone Payments.

         3.4.1 License Agreement. If SANKYO exercises its option in accordance with Section 3.3 hereof, OSI, MRC CC and SANKYO may enter into a more definitive License Agreement concerning SANKYO's development of such Approved Compound and any anti-influenza agents derived from the Research Collaboration. The failure of the parties to execute a License Agreement shall in no way limit or terminate the rights granted SANKYO pursuant to Articles 3 and 5.

         3.4.2 Contents of License Agreement. Any such License Agreement entered into shall grant to SANKYO an exclusive license under the Technology (excluding SANKYO Technology), Patent Rights (excluding SANKYO Patent Rights) and/or Technology Improvements (excluding SANKYO Technology Improvements), with the right to sublicense, to develop, use and sell applicable Products in the Territory. In the event of the granting of such a sublicense, SANKYO guarantees the performance of the sublicensees as the same obligations as SANKYO hereunder. SANKYO's right and license to develop, use and sell any Product shall be conditioned upon SANKYO fulfilling its obligation to pay the milestone payments and royalties as set forth herein.

   3.5   Milestone Payment.

         SANKYO shall make each milestone payments (2/3 of which shall be for the account of OSI and 1/3 for the account of MRC CC) as listed below with respect to the first Approved Compound. So long as each such payment is timely made by SANKYO to OSI and MRC CC, then SANKYO shall maintain its exclusive rights to continue development of the Approved Compound to the next stage, at which time SANKYO shall determine whether to make the next payment to OSI and MRC CC and proceed to the next stage of development. The parties agree that the below milestone payments shall not be made by SANKYO to OSI and MRC CC for each Approved Compound but be made only once for any one Approved Compound which payment shall be deemed to satisfy such obligation for the entire project, the aim of which is to develop and sell any anti-influenza Products derived from the Research Collaboration herein.

                (a) ** US Dollars ** within thirty (30) days after the date of filing an IND or equivalent for the Approved Compound in any country.

                (b) ** US Dollars ** within Ninety (90) days after the Phase II clinical investigators' meeting provided SANKYO decides to initiate Phase III clinical trials of the Approved Compound in any country. Such decision by SANKYO to initiate Phase III clinical trials shall be made within ninety (90) days after the end of Phase II clinical investigator's meeting.

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                                      -25-

                (c) ** U.S. Dollars ** within thirty (30) days from the date of the filing of an NDA or equivalent for the Approved Compound in any country.

                (d) ** U.S. Dollars ** within thirty (30) days after the date of approval of an NDA or equivalent for the Approved Compound in any country.

   3.6 Substituted Compound in Lieu of Approved Compound. If at any time during the development of an Approved Compound (pursuant to the terms of the License Agreement) the parties must discontinue the development of such Approved Compound due to (i) clinical trial results concerning the safety or efficacy of such Approved Compound which are unacceptable to the regulatory agency governing approval of such Compound for commercial sale, or (ii) a determination is made that such Approved Compound would or does infringe the patents rights of a third party, then Sankyo shall have the rights to pursue development pursuant to
         Section 3.3 with respect to one (1) or more substituted Compounds (the "Substituted Compound") in lieu of the Approved Compound so abandoned (the "Abandoned Compound"). The Substituted Compound must be a Compound which is designated and presented by the Research Committee and approved by SANKYO as an Approved Compound in accordance with Section
         3.2 and 3.3 hereof. The milestone payments paid pursuant to Section 3.5 hereof with respect to the Abandoned Compound shall constitute consideration for the rights granted

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                                      -26-
         by OSI, and MRC CC to SANKYO with respect to the Substituted Compound substituted in lieu thereof, and no additional milestone payment by SANKYO to OSI and MRC CC other than milestone payments which have not been paid with respect to the Abandoned Compound shall be required in consideration of such rights to the Substituted Compound granted by OSI and MRC CC. In such event, the parties shall execute a new License Agreement with respect to the Substituted Compound comprising substantially the same terms and condition.

4.       Treatment of Confidential Information.

   4.1   Confidentiality.

         4.1.1 MRC CC, SANKYO and OSI recognize that the other's Confidential Information constitute highly valuable proprietary, confidential information. Subject to the disclosure obligations and publication rights set forth below, MRC CC, SANKYO and OSI agree that they will keep confidential, and will cause their Affiliates to keep confidential, all Confidential Information of the other parties hereto. Nor shall any of the parties hereto use any Confidential Information of the other parties except as expressly permitted in this Agreement.

         4.1.2 Each of the parties hereto acknowledges that the Confidential Information of the other parties is highly valuable, proprietary, confidential information, and each party agrees that disclosure of the other party's Confidential Information to any officer, employee, agent or of any of its Affiliates shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such responsibilities. Each party agrees not to disclose the other's Confidential Information to any third party (other than consultants) under any circumstance without written permission. Each party shall take such action, and shall cause its Affiliates to take such action, to preserve the confidentiality of each other party's Confidential Information as they would customarily take to preserve the confidentiality of their own confidential information.

         4.1.3 Each party represents that all of its employees participating in the Research Program who shall have access to the other party's Confidential Information are bound, by agreement to maintain such information in confidence. Consultants shall be similarly bound.

   4.2 Publication. Section 4.1 to the contrary notwithstanding, the results obtained in the course of the Research Program may be submitted for publication following scientific review by the Research Committee and subsequent approval by OSI's, MRC CC's and SANKYO's managements. After receipt of the proposed publication by both OSI's, MRC CC's and SANKYO's managements, written approval or disapproval shall be provided within thirty (30) days for a manuscript, within fourteen (14) days for an abstract for presentation at, or inclusion in the proceedings of, a scientific meeting, and within fourteen (14) days for a transcript of an oral presentation to be given at a scientific meeting.

   4.3 Publicity. Except as required by law, no party may disclose the existence of this Agreement nor the research described in it except with the written consent of the other party, which consent shall not be unreasonably withheld.

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
   4.4 Disclosure of Technology Improvements. Each party shall promptly inform the other parties about all Technology Improvements that are conceived, made or developed in the course of carrying out the Research Program by employees of, or consultants to, either of them solely, or jointly with employees of, or consultants to the other. This Agreement shall not be construed to obligate either party to disclose to the other any Technology Improvement which does not arise under the Research Program.

   4.5 Restrictions on Transferring Materials. MRC CC, SANKYO and OSI recognize that the Materials which are part of SANKYO Technology, OSI Technology, MRC CC Technology, SANKYO Technology Improvements, OSI Technology Improvements, MRC CC Technology Improvements or Joint Technology Improvements, represent valuable proprietary commercial assets. Therefore, each party agrees not to transfer to any third party any such Materials which constitute Technology or Confidential Information owned in whole or in part by another party without the prior written consent of such party.

   4.6 Permitted Use of Confidential Information. Nothing contained herein will in any way restrict or impair any party's right to use, disclose or otherwise deal with any Confidential Information which:

         (a) at the time of disclosure is properly in the public domain or thereafter becomes part of the public domain by publication or otherwise through no breach of this Agreement by the party receiving such information;

         (b) the party receiving such information can establish by competent evidence that such information was properly in its possession prior to the time of the disclosure;

         (c) is independently and properly made available as a matter of right to the party receiving such information by a third party who is not thereby in violation of a confidential relationship with a party, or an Affiliate thereof, to this Agreement;

         (d) is information which is required to be included in patent applications filed under Article 6 or required to be provided to a government agency in order for SANKYO to obtain approvals to market a hereunder; provided, however, that no SANKYO, OSI or MRC CC Confidential Information shall be disclosed in any such patent application or otherwise without the prior written consent of the other party which consent shall not be unreasonably withheld;

         (e) is information which is required to be disclosed to customers, users and prescribers of a Product or which is reasonably necessary to disclose in connection with the ethical marketing of a Product; provided, however, that no OSI Confidential Information will be so disclosed without the prior written consent of OSI, which consent will not be unreasonably withheld and no MRC CC Confidential Information will be so disclosed without the written consent of MRC CC, which consent will not be unreasonably withheld; or

         (f) is information required to be disclosed by law or by a court order in each of which cases the disclosing party shall timely inform the other and use its best efforts to limit the disclosure and maintain confidentiality to the extent possible and will permit the other party to limit such disclosure.

5.       License and Royalty.

   5.1 Grant of Licenses. The parties hereby agree that subject to the terms and conditions set forth herein SANKYO shall have the sole and exclusive right to pursue development of any and all Compounds, and to develop, make, have made, use, and sell Products containing any Compound. In addition, OSI and MRC CC each respectively grant the following rights:

         (a) OSI hereby grants to SANKYO an irrevocable worldwide license, including the right to sublicense, under the OSI Technology, the OSI Patent Rights, the OSI Technology Improvements, and OSI rights in the Joint Technology Improvements to pursue development of any and all Approved Compounds and to develop, make, have made, use, and sell Products, which license shall be exclusive for so long as SANKYO is obligated to pay a royalty under Sections 5.7.1 or 5.7.2. SANKYO agrees that OSI shall be identified on the packaging of all Products on which SANKYO is obligated to pay royalties. This paragraph 5.1 shall not be construed to grant SANKYO a license to use the OSI Patent Rights, OSI Technology or OSI Technology Improvements except as they relate to the Research Program and the Products.

         (b) MRC CC hereby grants to SANKYO an irrevocable worldwide license, including the right to sublicense, under the MRC CC Technology, the MRC CC Patent Rights, the MRC CC Technology Improvements, and MRC CC's rights in the Joint Technology Improvements to pursue development of all Approved Compounds and to develop, make, have made, use, and sell Products, which license shall be exclusive for so long as SANKYO is obligated to pay a royalty under Sections 5.7.1 or 5.7.2. This paragraph 5.1 shall not be construed to grant SANKYO a license to use the MRC CC Patent Rights, MRC CC Technology or MRC CC Technology Improvements except as they relate to the Research Program and the Products.

   5.2 Grants of Research Licenses. OSI, MRC CC and SANKYO each grants to the other a nonexclusive, irrevocable, worldwide, royalty-free, perpetual license, including the right to grant sublicenses to Affiliates, to make and use its Technology Improvements for all research purposes other than the sale or manufacture for sale of products or processes.

   5.3 Paid-Up License. With respect to each country, provided that SANKYO has satisfied all of its then current obligations to pay royalties hereunder, SANKYO shall have a paid-up license permitting the royalty-free manufacture, use, and sale of each Product in such country after the expiration of SANKYO's last obligation to pay royalties on the NET SALES of such Product in such country.

   5.4 Sublicenses. If SANKYO grants a sublicense pursuant to Section 5.1, SANKYO shall guarantee that any such sublicensee shall fulfill all of SANKYO's obligations under this Agreement. In the event SANKYO grants sublicenses under Article 5 to another party to make, use, or sell Products, such sublicenses shall include an obligation of the sublicensees to account for and report all NET SALES of such Products on the same basis as if such sales were NET SALES of Products by SANKYO, and SANKYO shall pay royalties to OSI and MRC CC under this Agreement as if the NET SALES of the sublicensee were NET SALES of the sublicensor.

   5.5 Right to Product Improvements. SANKYO shall acquire an exclusive (nonexclusive in the countries of the world in which this Section might otherwise be deemed to violate restrictive trade practices laws), worldwide, royalty-free license to any product improvements made by OSI or MRC CC in respect of any Products. OSI and MRC CC shall promptly and fully notify SANKYO of any such product improvements made by OSI and MRC CC, including costs. All such improvements shall be included within the scope of this Agreement.

   5.6 Technical Assistance. MRC CC and OSI shall provide SANKYO or any Affiliate or sublicensee of SANKYO, at SANKYO's request and expense, with any assistance reasonably necessary to enable SANKYO or such Affiliate or sublicensee to manufacture, use, or sell any Product and to enjoy fully all the rights granted to SANKYO pursuant to this Agreement.

   5.7   Royalties, Payment of Royalties, Accounting for Royalties, Records.

         5.7.1 Patented Products. SANKYO shall pay a royalty at the rate of ** of the NET SALES of each Product (2/3 of which shall be for the account of OSI and 1/3 of which shall be for the account of MRC CC), the manufacture, use, or sale of

-----------------------
**       This portion redacted pursuant to a request for confidential treatment.

                  which is covered by a Valid Claim of the Patent Rights. In the event that OSI's contribution is limited to preparation of assay systems for screening, the royalty rate payable from SANKYO shall be ** of the NET SALES of each Product (2/3 of which shall be for the account of OSI and 1/3 of which shall be for the account of MRC CC). With respect to each Product, SANKYO shall continue to pay such royalty on the sales of such Product in each country until the expiration of the last Valid Claim under the Patent Rights applicable to such Product expires in such country.

         5.7.2 Technology. SANKYO shall pay a royalty at the rate of ** of the NET SALES of each Product (2/3 of which shall be for the account of OSI and 1/3 of which shall be for the account of MRC CC) which is not covered by a Valid Claim of the Patent Rights. In the event that OSI's contribution is limited to preparation of assay system for screening, the royalty rate payable from SANKYO shall be ** of the Net Sales of each Product (2/3 of which shall be for the account of OSI and 1/3 of which shall be for the account of MRC CC). Such royalty shall be paid on the sales of each Product in each country of the world for ten (10) years from the date of first commercial sale of such Product in each such country, said obligation to pay royalties shall terminate on the earlier of the termination of said ten year period or the date on which such Technology enters the public domain.

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
         5.7.3    Third Party Royalty.

                      (a) Any royalty payable to any third party including but
                  not limited to royalties paid for licensed compounds (other than royalties arising out of OSI Technology, MRC CC Technology or SANKYO Technology), shall be borne first by SANKYO, provided that an amount up to Fifty Percent (50%) of any such third party royalty may be offset against any royalties due OSI and MRC CC in any year under Section 5.7.1 or 5.7.2 but only to the extent that the amount paid to OSI or MRC CC in any year is not less than Seventy-five Percent (75%) of the total royalty that would otherwise be due to OSI or MRC CC under Section 5.7.1 or 5.7.2 for the relevant period.

                      (b) Any royalty payable to any third party arising out of
                  OSI Technology, SANKYO Technology, or MRC CC Technology shall be payable solely by OSI, SANKYO, or MRC CC, as the case may be, respectively.

         5.7.4 Payment Dates. Royalties shall be paid by SANKYO on NET SALES within ninety (90) days after the end of each calendar quarter in which such NET SALES are made. Such payments shall be accompanied by a statement showing the NET SALES of each Product by SANKYO in each country, the applicable royalty rate for such Product, and a calculation of the amount of royalty due.

         5.7.5 Accounting. The royalties payable to OSI and MRC CC shall be computed and paid in U.S. Dollars. For purposes of determining the amount of royalties due with respect to NET SALES in any foreign currency, the amount shall be computed generally by converting the foreign currency amount into U.S. Dollars using for each month's calculation the foreign currency exchange rate as published in the Wall Street Journal on the date such royalty is paid or due, whichever is earlier.

         5.7.6 Records. SANKYO shall keep for three (3) years from the date of each payment of royalties complete and accurate records of sales by SANKYO of each Product in sufficient detail to allow the accruing royalties to be determined accurately. OSI (on behalf of itself and MRC CC) shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to obtain at its expense from the independent certified public accountant used by SANKYO for public reporting an audit of the relevant records of SANKYO to verify such report or statement. SANKYO shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from OSI, to the extent reasonably necessary to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales in any given period. OSI agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for OSI to reveal such information in order to enforce its rights under this Agreement or when disclosure is required by law. The failure of OSI to request verification of any report or statement during said three (3) year period shall be considered acceptance of the accuracy of such report, and SANKYO shall have no obligation to maintain records pertaining to such report or statement beyond said three (3) year period. The results of the inspection shall be binding on both parties.

         5.7.7    Withholding:

                      (a) Payments. All amounts payable under Section 2.7.1, 3.1 and 3.5 shall represent the actual proceeds to be received by OSI and MRC CC after any applicable deductions have been made, including without limitation any withholding taxes. OSI and MRC CC agree to reasonably cooperate with SANKYO in obtaining a refund of any withholding taxes paid by SANKYO with respect to any payments to OSI and MRC CC hereunder. In the event that OSI and MRC CC are successful in obtaining any refund of tax withholding amounts paid by SANKYO under Sections 2.7.1, 3.1 and 3.5 of this Agreement, OSI and MRC CC agree to promptly remit such refund amount to SANKYO.

                      (b) Royalty Payments. SANKYO may withhold from royalties
                  due to OSI and MRC CC under Sections 5.7.1 and 5.7.2 amounts for payment of any withholding tax that is required by law to be paid to any taxing authority with respect to such royalty amounts due to OSI and MRC CC; provided, however, that in regard to any such tax withholding SANKYO shall give OSI and MRC CC such documents, and provide any other cooperation or assistance on a reasonable basis, as may be necessary to enable OSI and MRC CC to claim exemption therefrom to receive a full refund of such withholding tax or claim a foreign tax credit and shall upon

                  OSI's and MRC CC's request give proper evidence from time to time as to the payment of such tax.

   5.8 Manufacturing Rights. SANKYO shall maintain all manufacturing rights to Compounds and Products in the Territory. SANKYO shall also have the right to transfer its right to manufacture, at its discretion, to its Affiliates or any sublicensees of SANKYO.

6. Provisions Concerning the Filing, Prosecution and Maintenance of Patent Rights. The following provisions relate to the filing, prosecution and maintenance of MRC CC Patent Rights, OSI Patent Rights, Joint Patent Rights, and SANKYO Patent Rights:

   6.1 OSI Filing: Prosecution and Maintenance. OSI shall have the exclusive right and obligation:

         (a) to file applications, at its expense (subject to reimbursement as herein after provided), for letters patent on any patentable invention included in OSI Technology Improvements or in Joint Technology Improvements which relate to cell lines, cloning of cell lines and methodologies for determining the effect of compounds on biochemical processes; provided, however, that OSI shall provide to MRC CC and SANKYO copies of all patent applications prior to filing for the purpose of obtaining the substantive comments of MRC CC and SANKYO patent counsel and shall consult with MRC CC and SANKYO regarding countries in which such patent applications should be filed and shall file patent applications in those countries where MRC CC and SANKYO requests that OSI file; and further provided, that OSI, at its option and expense, may file in countries where MRC CC and SANKYO do not request that OSI file;

         (b) to prosecute, at its expense (subject to reimbursement as hereinafter provided), all pending and new patent applications included within OSI Technology Improvements or Joint Technology Improvements which relate to cell lines, cloning of cell lines and methodologies for determining effect of compounds on biochemical processes and to respond to oppositions filed by third parties against the grant of letters patent for such applications, provided that OSI shall also provide to MRC CC and SANKYO copies of all documents relating to the prosecution of all patent applications in a timely manner for the purpose of obtaining the substantive comments of MRC CC and SANKYO patent counsel;

         (c) to maintain in force, at its expense (subject to reimbursement as hereinafter provided), any letters patent included in OSI Patent Rights by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted;

         (d) to notify MRC CC and SANKYO in a timely manner of any decision to abandon a pending patent application or an issued patent included in OSI Patent Rights. Thereafter, MRC CC and SANKYO shall have the option, at their expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force; and

         (e) to provide to MRC CC and SANKYO every six (6) months a report detailing the status of all patent applications that are part of OSI Patent Rights.

   6.2 SANKYO Filing: Prosecution and Maintenance. SANKYO shall have the exclusive right and obligation:

         (a) to file applications, at its expense, subject to reimbursement as hereinafter provided, for letters patent on any patentable invention included in SANKYO Technology Improvements or in Joint Technology Improvements which relate to new compounds and therapeutic uses or manufacturing processes of known compounds; provided, however, that SANKYO shall provide to MRC CC and OSI copies of all patent applications prior to filing for the purpose of obtaining the substantive comments of MRC CC and OSI patent counsel and shall consult with MRC CC and OSI regarding countries in which such patent applications should be filed and shall file patent applications in those countries where MRC CC and OSI requests that SANKYO file; and further provided, that SANKYO, at its option and expense, may file in countries where OSI does not request that SANKYO file;

         (b) to prosecute, at its expense, subject to reimbursement as hereinafter provided, all pending and new patent applications included within SANKYO Technology Improvements or Joint Technology Improvements which relate to new compounds and therapeutic uses of known compounds and to respond to oppositions fled by third parties against the grant of letters patent for such applications; provided that SANKYO shall also provide to MRC CC and OSI copies of all documents relating to the prosecution of all patent applications in a timely manner for the purpose of obtaining the substantive comments of MRC CC and OSI patent counsel;

         (c) to maintain in force, at its expense, subject to reimbursement as hereinafter provided, any letters patent included in SANKYO Patent Rights by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted;

         (d) to notify MRC CC and OSI in a timely manner of any decision to abandon pending patent application or an issued patent included in SANKYO Patent Rights. Thereafter, MRC CC and OSI shall have the option, at their expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force; and

         (e) to provide to MRC CC and OSI every six (6) months a report detailing the status of all patent applications that are part of SANKYO Patent Rights.

   6.3 MRC CC Filing: Prosecution and Maintenance. MRC CC shall have the exclusive right and obligation:

         (a) to file applications, at its expense, subject to reimbursement as hereinafter provided, for letters patent on any patentable invention included in MRC CC Technology Improvements or Joint Technology Improvements which relate to cell culture models or animal models of infection and methodologies for determining the effects or mechanism of action of compounds on viral infection in living cells and animals; provided, however, that MRC CC shall provide SANKYO and OSI with copies of all patent applications prior to filing for the purpose of obtaining the substantive comments of SANKYO and OSI patent counsel and consult with SANKYO and OSI regarding countries in which such patent applications should be filed and shall file patent applications in those countries where SANKYO and OSI requests that MRC CC file; and further provided, that MRC CC, at its option and expense, may file in countries where SANKYO and OSI do not request that MRC CC file;

         (b) to prosecute, at its expense, subject to reimbursement as hereinafter provided, all pending and new patent applications included within MRC CC Technology Improvements or Joint Technology Improvements which relate to cell culture models or animal models of infection and methodologies for determining the effects or mechanism of action of compounds on viral infection in living cells and animals; and to respond to oppositions filed by third parties against the grant of letters patent for such applications; provided that MRC CC shall also provide to SANKYO and OSI copies of all documents relating to the prosecution of all patent applications in a timely manner for the purpose of obtaining the substantive comments of SANKYO and OSI patent counsel;

         (c) to maintain in force, at its expense, subject to reimbursement as hereinafter provided, any letters patent included in MRC CC Patent Rights by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted;

         (d) to notify OSI and SANKYO in a timely manner of any decision to abandon a pending patent application or an issued patent included in MRC CC Patent

         Rights. Thereafter, OSI and SANKYO shall have the option, at their expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force; and

         (e) to provide to OSI and SANKYO every six (6) months a report detailing the status of all patent applications that are part of MRC CC Patent Rights.

   6.4 Reimbursement of Expenses. SANKYO will reimburse OSI and MRC CC for their reasonable out-of-pocket costs incurred after the Effective Date to file, prosecute, issue, maintain and extend patent applications and Patent Rights within OSI Patent Rights and MRC CC Patent Rights in countries in which SANKYO has requested OSI or MRC CC to file that OSI or MRC CC would have not otherwise filed. OSI and MRC CC will reimburse SANKYO for its reasonable out-of-pocket costs incurred after the Effective Date to file, prosecute, issue, maintain and extend patent applications and Patent Rights within the SANKYO Patent Rights in countries which OSI and MRC CC has requested SANKYO to file that SANKYO would not have otherwise filed.

   6.5 Patent Extensions. In the event any patent in OSI Patent Rights, MRC CC Patent Rights, SANKYO Patent Rights or Joint Patent Rights is eligible for extension or Supplementary Protection Certificate, the Research Committee shall determine for which Patent Rights, applications for extension shall be filed.

   6.6   Legal Action.

         6.6.1 Actual or Threatened Disclosure or Infringement. When information comes to the attention of SANKYO to the effect that any Patent Rights or Joint Technology

                  Improvements relating to a Product have been or are threatened to be unlawfully disclosed or that any of the rights granted by or created pursuant to this Agreement have been or are threatened to be unlawfully infringed, SANKYO shall have the right, at its expense, to take such action as it may deem necessary to prosecute or prevent such unlawful disclosure or infringement, including the right to bring or defend any suit, action or proceeding involving any such disclosure or infringement. SANKYO shall notify OSI and MRC CC promptly of the receipt of any such information and of the commencement of any such suit, action or proceeding. If SANKYO determines that it is necessary or desirable for OSI or MRC CC to join any such suit, action, or proceeding, OSI or MRC CC, as the case may be, shall execute all papers and perform such other acts as may be reasonably required to permit SANKYO to act in OSI's or MRC CC's name. In the event that SANKYO brings a suit, it shall have the right to reimburse itself out of any sums recovered in such suit or in its settlement for all reasonable costs and expenses of every kind and character, including reasonable attorney's fees, involved in the prosecution of any suit. If Sankyo does not, within one hundred twenty (120) days after giving notice to OSI and MRC CC of the above-described information, notify OSI or MRC CC, as the case may be, of SANKYO's intent to bring suit against any infringer, OSI or MRC CC shall have the right to bring suit for such alleged infringement, but it shall not be obligated to do so, and may cause SANKYO to be joined as a party plaintiff, if appropriate, in which event OSI or MRC CC, as the case may be, shall hold SANKYO free, clear, and harmless from any and all costs and expenses of such litigation, including attorney's fees, and any sums recovered in any such suit or in its settlement shall belong to OSI or MRC CC, as the case may be. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by the other for infringement, under the terms of this Section. If SANKYO lacks standing to bring any such suit, action, or proceeding, then OSI or MRC CC, as the case may be, shall do so at the request of SANKYO and at SANKYO's expense.

         6.6.2 Defense of Infringement Claims. If OSI or MRC CC, as the case may be, or SANKYO, any of their respective licensees or their customers shall be sued by a third party for infringement of a patent because of the research, development, manufacture, use or sale of Products, the party which has been sued shall promptly notify the other parties to this Agreement in writing of the institution of such suit. OSI or MRC CC, as the case may be, shall give to SANKYO all authority (including the right to exclusive control of the defense of any such suit, action, or proceeding and the exclusive right to compromise, litigate, settle, or otherwise dispose of any such suit, action, or proceeding), information and assistance necessary to defend or settle any such suit, action, or proceedings. The parties shall share the expenses of implementing the agreed defense on the following basis;

                      (a) If the alleged infringement is due to the use of OSI
                  Technology and/or OSI Technology Improvement, then the expenses shall be borne by OSI.

                      (b) If the alleged infringement is due to the use of
                  SANKYO Technology and/or SANKYO Technology Improvements, then the expenses shall be borne by SANKYO.

                      (c) If the alleged infringement is due to the use of MRC
                  CC Technology and/or MRC CC Technology Improvements, then the expenses shall be borne by MRC CC.

                      (d) If the alleged infringement is due to the use of Joint
                  Technology Improvements, then the expenses shall be borne by equally among SANKYO, OSI and MRC CC.

         6.6.3 Hold Harmless. OSI or MRC CC agree to defend, protect, indemnify, and hold SANKYO and any sublicensee of SANKYO harmless, from and against any liability, claim, loss, cost or expense arising from any claim or suit by a third party to the extent that such claim or suit is due to the exercise by SANKYO of any rights granted hereunder by OSI or MRC CC pursuant to OSI Patent Rights, OSI Technology, or OSI Technology Improvements, or MRC CC Patent Rights, MRC CC Technology, or MRC CC Technology Improvements, as the case may be, infringing upon the patent or other intellectual property rights of said third party. SANKYO agrees to defend, protect, indemnify, and hold harmless OSI and MRC CC from and against any liability, claim, loss, cost, or expense arising from any claim or suit for product liability based upon SANKYO's manufacture, use, or sale of any Product.

         6.6.4 Third Party Licenses. If SANKYO and OSI and MRC CC agree the manufacture, use, or sale by SANKYO of a Product in any country would infringe a patent owned by a third party, SANKYO and OSI and MRC CC shall attempt to obtain a license under such patent. If SANKYO obtains a license under such patent, any payments made by SANKYO to such third party shall be deductible from royalty payments due from SANKYO to OSI and MRC CC pursuant to Section 5.7.3 of this Agreement. All such payments shall be on a country by country and patent by patent basis. If either SANKYO, OSI or MRC CC is of the opinion that such manufacture, use, or sale would not infringe such patent owned by a third party, SANKYO may, at its election, bring suit against such third party seeking a declaration that such patent is invalid or not infringed by SANKYO's manufacture, use or sale of the Product involved, or may bring opposition, nullification, or other proceedings against such patent, as appropriate. If SANKYO is successful in such suit, SANKYO shall continue to pay royalties in such country as provided in
                  Article 5. If SANKYO does not bring such suit or is unsuccessful in such suit, it shall join OSI or MRC CC, as the case may be, in an attempt to obtain a license under such patent, and royalty payments made by SANKYO to such third party for such license shall be as hereinabove provided.

7.       Other Rights of the Parties.

   7.1 Other Rights of the Parties. Except as hereinabove provided, OSI and MRC CC shall have the right to apply for, and receive grants or contracts from, public and private sources, including without limitation, the National-Institutes of Health, the

         American Cancer Society, and the National Science Foundation. Except as hereinabove provided, OSI and MRC CC shall also have the right to enter into coverture arrangements, whether written or oral, with third parties to develop any product.

   7.2 Acquisition of Rights from Third Parties. During the Contract Period, OSI, MRC CC and SANKYO shall promptly notify each other in writing of any and all opportunities to acquire in any manner from third parties, technology or patents which may be useful in, or may relate to the Research Program. The Research Committee shall decide if such rights should be acquired and, if so, whether by OSI, SANKYO or MRC CC. If acquired, such rights shall become part of Joint Technology Improvements or Joint Patent Rights.

8.       Term, Extension, Termination and Disengagement.

   8.1 Term. Subject to the continuing rights and obligations set forth in Articles 2.4, 2.8, 3, 4, 5 and 6, this Agreement and the parties obligations pursuant to the Research Program shall expire at the end of the Contract Period. It is further contemplated by the parties however that a more definitive License Agreement superseding the license granted herein will be executed by the parties prior to commencement of clinical trials and/or the sale of any Product, such License Agreement to be based on the license terms and conditions set forth herein. Notwithstanding such intention, the parties further acknowledge that in the event they fail to execute such additional License Agreement, the license granted

         SANKYO hereunder in respect of the Compounds and Products shall remain in full force and effect according to its terms and conditions.

   8.2 Events of Termination. The following events shall constitute events of termination ("Events of Termination").

                      (a) Any material representation or warranty by OSI, MRC CC or SANKYO, or any of its officers, under or in connection with this Agreement shall prove to have been incorrect in any material respect when made.

                      (b) OSI, MRC CC or SANKYO shall fail in any material
                  respect to perform or observe any term, covenant or understanding contained in this Agreement or in any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, and any such failure shall remain unremedied for thirty (30) days after written notice to the failing party. In the event that a material failure on the part of MRC CC shall have remained unremedied for thirty (30) days of written notice by SANKYO to MRC CC as provided above in this Article 8.2 (b) said event being deemed by SANKYO to be a material breach of this Agreement, then SANKYO may, at its sole discretion, permit OSI to cure said material breach and in such event OSI shall be able to substitute itself for MRC CC hereunder.

                      (c) The occurrence of a change of control of one of the
                  parties. A change of control shall be deemed to have occurred if, after the Effective Date of this Agreement, (i) any Person acquires a majority of the shares of a party or acquires a right to control the voting of a majority of shares of a party, (ii) any Person acquires sufficient shares or the right to control the votes of sufficient shares to enable such Person to elect a majority of the board of directors of a party, or (iii) any Person acquires the power through share ownership or otherwise to designate a majority of the board of directors of a party.

   8.3 Termination. Upon the occurrence of any Event of Termination, the party not responsible may, by notice to the other party, terminate this Agreement, but such termination shall not affect the obligation to pay royalties hereunder or under the License Agreement contemplated hereby; provided, however, that Article 2.4.2 shall survive any termination of this Agreement hereunder.

9.       Representations and Warranties.

         OSI, SANKYO, MRC C and MRC CC each represents and warrants as follows:

   9.1 It is a corporation duly organized, validly existing and is in good standing under the laws of its place of incorporation, is qualified to do business and is in good standing as a foreign cooperation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as it is now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

   9.2 The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of its stockholders, (b) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws or (c) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

   9.3 This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor's rights generally.

   9.4 It is not under any obligation to any Person, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations.

   9.5 It has good and marketable title to or valid leases or licenses for, all of its properties, rights and assets necessary for the fulfillment of its responsibilities and the Research Program, subject to no claim of any third party other than the relevant lessors or licensors.

   9.6 OSI, MRC CC, and SANKYO each have the right to grant to each other the licenses granted by them pursuant to this Agreement, and that the licenses so granted do not conflict with or violate the terms of any agreement between them and any third party.

   9.7 OSI and MRC CC hereby covenant and agree to cooperate and take all steps reasonable requested by SANKYO to register or otherwise perfect in any country of the Territory any and all of the rights granted SANKYO hereunder.

10.      Notices.

         All notices shall be mailed via certified mail, return receipt requested, or courier addressed as follows, or to such other address as may be designated from time to time:

         If to SANKYO:       To SANKYO at 2-58, Hiromachi, 1-chome,
                             Shinagawaku, Tokyo 140, Japan
                             Attention:  Director, Biological Research
                                          Laboratories

        If to OSI:           To OSI at its address as set forth at the beginning
                             of this Agreement
                             Attention: President

        If to MRC CC:       To MRC CC at its address as set forth at the
                            beginning of this Agreement
                            Attention:  Commercial Director

                  Notices shall be deemed given as of the date of receipt.

11.      Governing Law and Disputes.

         This Agreement shall be construed in accordance with the laws of the State of New York. Any disputes, controversies or difficulties which may arise out of or in relation to this Agreement shall be settled amicably between the parties. In the event the parties fail to do so, such dispute, controversy, etc. shall be finally settled by arbitration at the place of the defendant's domicile by the International Chamber of Commerce ("ICC") pursuant to the arbitration rules of the ICC and by arbitrators to be appointed according to said rules. The award in the said arbitration shall be final and binding upon the parties.

12.      Miscellaneous.

   12.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

   12.2 Headings. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

   12.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

   12.4 Amendment: Waiver etc. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the cause of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provision shall in no manner affect their rights at a later time to enforce the same.

   12.5 No Third Party Beneficiaries. No person not a party to this Agreement, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute a partnership between the parties or with any other Person.

   12.6 Assignment and Successors. This Agreement may not be assigned by either party, except that the parties may assign this Agreement and their rights and interests, in whole or in part, to any of their Affiliates, any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation with or into such corporation, provided, however, in the event an Affiliate to which this Agreement is assigned no longer is as Affiliate as such term is defined herein, such assignment shall, at the option of the other parties hereto, become null and void and revert back to the assignor.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

                                       SANKYO COMPANY, LIMITED

                                       By:_____________________________________
                                          Yoshihiko Baba

                                       Title:  MANAGING DIRECTOR

                                       ONCOGENE SCIENCE, INC.

                                       By:_____________________________________

                                       Title:  Sr.  Vice President, Drug
                                                Discovery

                                       MRC COLLABORATIVE CENTRE

                                       By:_____________________________________

                                       Title:  COMMERCIAL DIRECTOR

WITNESS:

SUMMIT PHARMACEUTICALS
  INTERNATIONAL CORP.

By:_____________________________
         AKIKAZU TAMAI

Title:  PRESIDENT & CEO

                                      -55-